Exhibit 10.4

Execution Version

ASSET PURCHASE AGREEMENT

BETWEEN

LAMTEC CORPORATION,

COMPAC CORPORATION

AND

TRIMAS COMPANY LLC

Dated as of December 8, 2008

2

	7.3	Consents	16
	7.4	Advice of Changes Prior to Closing	16
	7.5	Notice of Litigation	16
	7.6	Access to Records; Inspection	16
	7.7	Exclusivity	16
	7.8	Litigation Support	17

8.	Conditions Precedent to the Parties Obligations to Close		18

	8.1	Buyer’s Conditions Precedent	18
	8.2	Seller’s Conditions Precedent	18
	8.3	Mutual Condition Precedent	19

9.	Termination		19

10.	Indemnification		19

	10.1	Indemnification by Seller and the Shareholder	19
	10.2	Indemnification by Buyer	20
	10.3	Indemnification Procedures	20
	10.4	Survival of Indemnification Obligations	21
	10.5	Limitation of Indemnification; Other Indemnification Matters	21

11.	Post-Closing Transfer of Purchased Assets		22

12.	Miscellaneous		23

	12.1	Expenses	23
	12.2	Assignment	23
	12.3	Notice	23
	12.4	Entire Agreement	24
	12.5	Press Releases and Announcements	24
	12.6	Interpretation	25
	12.7	Severability	25
	12.8	Counterparts and Effectiveness	25
	12.9	Applicable Law	25
	12.10	No Third Party Beneficiary	26

3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made as of December 8, 2008, between LAMTEC CORPORATION, a New Jersey corporation (“Buyer”), COMPAC CORPORATION, a Delaware corporation (“Seller”), and TRIMAS COMPANY LLC, a Delaware limited liability company (the “Shareholder”).

Recitals

A.            Seller is engaged in the insulation and specialty tape business (the “Business”).

B.            Buyer desires to purchase, and Seller desires to sell, certain assets associated with the Business, subject to the terms and conditions of this Agreement and in connection with the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).

Therefore, the parties agree as follows:

1.                                      Definitions.

(a)           The following terms, as used herein, have the following meanings:

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies or a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” means this Asset Purchase Agreement and all exhibits and schedules to this Asset Purchase Agreement, as amended or supplemented from time to time.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any executive compensation, bonus, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance arrangement, or similar material plan or arrangement for one or more employees that is not subject to ERISA.

“Closing Inventory Book Value” means the book value of the Inventory as of the Closing Date but without taking into account the transactions contemplated by this Agreement, determined under GAAP using Seller’s historical accounting principles for financial statements regarding the Business, consistently applied.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor thereto).

“Consents” means any registration or filing with, consent or approval of, notice to, or action by any person or Governmental Authority which is required or necessary in order to permit the transfer of the Purchased Assets to Buyer or to permit the operation by Buyer of the Business.

“Environmental Laws” means any applicable Law which relates to protection of the environment from, or the remediation of, pollution, including, those relating to the release, use,

presence, storage, recycling, treatment, generation, processing, handling, production, abatement, removal, remediation, exposure to or disposal of hazardous materials, including, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and regulations thereunder; the Federal Clean Air Act, as amended, and regulations thereunder; the Resource Conservation and Recovery Act, as amended, and regulations thereunder; the Federal Water Pollution Control Act, as amended, and regulations thereunder; and the Occupational Safety and Health Act of 1970, as amended, and regulations thereunder; any common law duty or standard of care; and any Permit, as hereinafter defined.

“ERISA” means the Employee Income Retirement Security Act of 1974, as amended.

“Escrow Agent” means RBS Citizens, National Association, d/b/a Charter One.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Governmental Authority” means any domestic or foreign government, including any federal, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Hazardous Substances” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum-based materials, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other conditions or substances defined or regulated under any Environmental Law.

“Inventory” means all inventories of Seller that are used by Seller for the conduct of the Business, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies.

“Laws” means all applicable foreign, federal, state, local or municipal laws, zoning and other statutes, ordinances, rules, regulations, building and other codes, permits and licenses, court and administrative orders, judgments and decrees and common law and equitable doctrines.

“Liabilities” means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, asserted or unasserted, known or unknown, accrued or unaccrued, liquidated or unliquidated, due or to become due, fixed, contingent, absolute or otherwise.

“Material Adverse Effect” means any material adverse effect on the physical condition of the Purchased Assets, taken as a whole.

“Permits” means any and all permits, licenses, approvals, orders, consents, registrations, qualifications and authorizations used in the conduct of the Business.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity

(whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Proprietary Rights” means all of the following items owned by, issued to or licensed to, Seller or used by or necessary for the conduct of the Business as conducted, as contemplated to be conducted or as has ever been conducted at any time, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights or interests that, now or hereafter, may be secured throughout the world:  (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations, including all goodwill associated therewith; (iii) copyrights, registered or unregistered and copyrightable works; (iv) mask works; (v) all registrations, applications and renewals for any of the foregoing; (vi) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing information and plans, and customer and supplier lists, pricing and cost information, and related information); (vii) computer software and software systems (including data, databases and related documentation); (viii) other proprietary rights; (ix) licenses or other agreements to or from third parties regarding the foregoing; and (x) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including the items set forth on Schedule 4.6.

“Related Agreement” means the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement and all other agreements, instruments and certificates delivered in connection with this Agreement or the Transactions, and all exhibits and schedules thereto, each as amended or supplemented from time to time.

“Target Closing Inventory Book Value” means $8,451,000.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” includes (i) all present and future federal, state, local or foreign taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority, including income, capital (including large corporations), withholding, consumption, sales, gross receipts, use, transfer, goods and services or other value-added, single business, environmental, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated, or unitary group for any tax period, (iii) any

Liability for the payment of any amounts of the type described in clause (i) as a result of being a Person required by law to withhold or collect taxes imposed on another Person, (iv) any Liability for the payment of amounts described in clause (i), (ii) or (iii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person, and (v) any and all interest, fines, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in clause (i), (ii), (iii) or (iv).

(b)           In addition, the following terms, as used herein, have the meanings set forth in the applicable provisions referenced below:

“Adjustable Cash Purchase Price”	Section 2.5(b)
“Assigned Agreements”	Section 2.1(d)
“Assignment and Assumption Agreement”	Section 3.2(b)
“Assumed Liabilities”	Section 2.3
“Basket”	Section 10.5(a)
“Bill of Sale”	Section 3.2(a)
“Business”	Recital A
“Buyer”	Introductory Paragraph
“Buyer Indemnified Parties”	Section 10.1
“Cash Purchase Price”	Section 2.5(b).
“Closing”	Section 3.1
“Closing Date”	Section 3.1
“Company Transaction”	Section 7.7
“Confidentiality Provisions”	Section 12.4
“Escrow Agreement”	Section 3.2(c)
“Escrow Claim Amount”	Section 2.8
“Escrow Funds”	Section 2.5(b)
“Escrow Period”	Section 2.8
“Excluded Assets”	Section 2.2
“Excluded Liabilities”	Section 2.4
“Extension Period”	Section 11
“Indemnified Party”	Section 10.3
“Indemnifying Party”	Section 10.3
“Losses”	Section 10.1
“Material Adverse Effect”	Section 4.3
“Parent”	Section 12.4
“Permitted Liens”	Section 7.1(d)
“Purchased Assets”	Section 2.1
“Purchase Price”	Section 2.5
“Purchase Price Adjustment Amount”	Section 2.6(a)
“Purchase Price Allocation”	Section 2.8
“Rejected Inventory”	Section 2.8
“Removal Period”	Section 11
“Seller”	Introductory Paragraph
“Seller Consents”	Section 7.3
“Seller’s Facility”	Section 4.4

“Shareholder”	Introductory Paragraph
“Storage Fee”	Section 11
“Transactions”	Recital B
“WARN Act”	Section 5.5

2.                                      Sale and Purchase Obligations.

2.1          Sale and Purchase of Assets.

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller the following assets of Seller (the “Purchased Assets”):

(a)           all Inventory;

(b)           all of Seller’s equipment used in connection with the Business (in each case where applicable, together with only such fittings or wiring beyond the switch gears as agreed to by Buyer and Seller in writing), computer equipment and motor vehicles, as well as all manufacturers’ warranties associated with such items;

(c)           the Proprietary Rights set forth on Schedule 4.6; and

(d)           all of Seller’s rights, title and interest in, to or under the contracts described on Schedule 2.1(d) (the “Assigned Agreements”).

Notwithstanding anything in this Agreement to the contrary, no contract, agreement, or license, of Seller that is part of the Purchased Assets and that is not capable of being delegated, assigned or transferred to Buyer without the consent or waiver of another party, or under which any delegation, assignment transfer or purported delegation, assignment or delegation to Buyer would constitute a violation, breach or default, shall be delegated, assigned or transferred to Buyer without having first obtained such required consent or waiver and, to the extent such consents and approvals are not obtained and in full force and effect as of the Closing Date and Buyer nevertheless proceeds to close the Transactions, Seller shall use commercially reasonable efforts to cooperate with Buyer after the Closing (i) to establish lawful arrangements which result in the benefits and obligations under such contracts, agreements, and licenses being apportioned in a manner that is consistent with the purpose and intention of this Agreement and (ii) if so requested by Buyer and at Buyer’s expense, to obtain any such consents and waivers, and enforce Seller’s rights under such contracts, agreements, and licenses on behalf and for the benefit of, and as directed by, Buyer.

2.2                               Excluded Assets.

Notwithstanding anything herein to the contrary, Seller is not selling to Buyer and Buyer shall not acquire any interests in, and the term “Purchased Assets” shall not include, any assets, rights or claims of Seller that are not explicitly set forth in Section 2.1 above (the “Excluded Assets”).  The Excluded Assets shall include, without limitation:

(a)           all of Seller’s cash, cash equivalents and notes receivable;

(b)           all accounts receivable of Seller;

(c)           all assets of Seller that are related to Seller’s corporate governance and reporting, including, without limitation, Seller’s organizational documents, Tax Returns, claims for Tax refunds and financial reports that encompass more than just the operations of the Business;

(d)           Seller’s Benefit Plans, including any underlying assets, agreements and policies;

(e)           all records or files that relate to human resources, safety, or environmental matters, or that are necessary for Seller to support any prior or future filings with any Governmental Authority, including any such records or files contained on the computer equipment set forth in Section 2.1(b);

(f)            Seller’s rights under this Agreement;

(g)           all assets set forth on Schedule 2.2(g);

(h)           all Seller’s prepayments or overpayments of any Taxes; and

(i)            all other assets of Seller other than the Purchased Assets.

2.3          Assumption of Liabilities.

Buyer shall assume, become liable for and pay or perform when due (a) Seller’s obligations arising or accruing after the Closing under the Assigned Agreements and (b) all other Liabilities or obligations arising from the post-Closing operation or ownership of the Purchased Assets (the “Assumed Liabilities”).

2.4          Excluded Liabilities.

(a)           Buyer shall not assume or become liable for, and Seller shall continue to be responsible for and pay or perform when due, any Liabilities of Seller other than the Assumed Liabilities (the “Excluded Liabilities”).

2.5          Consideration.

(a)           The total consideration (the “Purchase Price”) for the Purchased Assets will be (i) $25,000,000 (as may be adjusted in accordance with Section 2.6) and (ii) plus or minus the net amount of prorations required under Section 2.7.  Buyer shall also assume the Assumed Liabilities at the Closing.

(b)           At the Closing, Buyer shall pay the Purchase Price to Seller as follows: (i) $14,700,000 in cash by wire transfer to an account designated in writing by Seller at least two (2) business days prior to the Closing (the “Cash Purchase Price”), (ii) an amount equal to $10,000,000 (as may be adjusted in accordance with Section 2.6) (the “Adjustable Cash Purchase Price”), multiplied by 0.825, in cash by wire transfer to an account designated in writing by

Seller at least two (2) business days prior to the Closing, (iii) $300,000 in cash by wire transfer to the Escrow Agent (the “Escrow Funds”), (iv) paying and discharging all amounts required under Section 2.7, and (v) the balance of the Purchase Price to be paid by execution and delivery of the Assignment and Assumption Agreement.

2.6                               Purchase Price Adjustment.

(a)           On the business day before the Closing Date, Buyer and Seller shall determine the Closing Inventory Book Value, which determination shall be final and binding on the parties.  The Purchase Price will be (i) decreased by the amount, if any, by which the Closing Inventory Book Value is less than the Target Closing Inventory Book Value, or (ii) increased by the amount, if any, by which the Closing Inventory Book Value is greater than the Target Closing Inventory Book Value. The net amount that is a decrease or an increase to the Purchase Price as contemplated in this Section 2.6 is referred to herein as the “Purchase Price Adjustment Amount.”

(b)           To the extent that the Purchase Price is (i) reduced as contemplated hereby, the Adjustable Cash Purchase Price shall be reduced by the Purchase Price Adjustment Amount, or (ii) increased as contemplated hereby, the Adjustable Cash Purchase Price shall be increased by the Purchase Price Adjustment Amount.

2.7          Transfer Taxes; Prorations and Adjustments.

All federal, state and local sales, use, excise, documentary, stamp taxes and all other Taxes, duties, or fees properly payable on and in connection with Seller’s conveyance, assignment, transfer or delivery of the Purchased Assets to Buyer, whether levied on Buyer or Seller, shall be borne equally by Buyer and Seller.  The parties will also prorate such other amounts related to the Purchased Assets as of the Closing Date as they deem appropriate.

2.8                               Escrow Funds.

If a customer of the Business (other than any of Buyer’s Affiliates) returns or rejects Inventory (excluding raw materials) included in the Purchased Assets during the Escrow Period (“Rejected Inventory”), then, subject to the terms of the Escrow Agreement, Buyer may make a claim, during the first twelve (12) months following the Closing Date (the “Escrow Period”), to recover from the Escrow Funds an amount equal to the amount credited or refunded to the customer (the “Escrow Claim Amount”). Buyer’s sole source of recovery under this Section 2.8 will be the Escrow Funds.  Seller will use its reasonable best efforts to close out or reduce consigned Inventory prior to the Closing.

2.9                               Allocation of Purchase Price.

Prior to the Closing Date, Buyer and Seller shall allocate the Purchase Price, the Assumed Liabilities, and all other relevant items (including, for example, any adjustments or additions to the Purchase Price), in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate) (the “Purchase Price Allocation”).  A schedule setting forth the parties’ agreement on such Purchase Price Allocation shall be agreed upon by the parties prior to the Closing; provided that the Purchase Price Allocation shall allocate $8,500,000 to Seller’s goodwill and the Proprietary Rights included as part of the Purchased Assets.  In the event that, after the Purchase Price Allocation is determined, the Purchase Price is adjusted, the Purchase Price Allocation shall also be adjusted.  To the extent permitted by the Code or other applicable tax law, any adjustments to the Purchase Price shall be allocated, to the extent possible, to the classes of assets that were the subject of the adjustments to the Purchase Price.  The Purchase Price Allocation, including any adjustments thereto, will be binding on Buyer and Seller.  Each of the Parties shall file all Tax Returns (including amended returns, claims for refunds, and IRS Form 8594) in a manner consistent with the Purchase Price Allocation, including any adjustments thereto.  No party will take any position (whether in audits or similar proceedings, Tax Returns, refund claims, or otherwise) that is inconsistent with such allocation, except as required to do so by applicable Law.  Each of Buyer and Seller (and Seller’s Affiliates, as applicable) will use its commercially reasonable best efforts to sustain such allocation in any subsequent audit, similar proceeding, appeal, or court proceeding.

3.                                      Closing.

3.1          The Closing.

Unless earlier terminated pursuant to Section 9, the parties agree that the Closing under this Agreement will be held on the later of February 9, 2009 or on the fifth business day after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, or at such other place, day and time as Buyer and Seller shall mutually agree upon. The consummation of the transactions contemplated by this Agreement shall be deemed to be effective at such place, day and time as agreed to by the parties and are sometimes referred to in this Agreement as the “Closing,” and such date is sometimes referred to as the “Closing Date.”

3.2          Closing Deliveries of Seller.

At the Closing, Seller shall, in addition to other items specified elsewhere in this Agreement, take the following actions:

(a)           Seller will execute and deliver to Buyer a bill of sale for the Purchased Assets in the form of the attached Exhibit 3.2(a) (the “Bill of Sale”).

(b)           Seller will execute and deliver an assignment and assumption agreement in the form of the attached Exhibit 3.2(b) (the “Assignment and Assumption Agreement”).

(c)           Seller will execute and deliver an escrow agreement in the form of the attached Exhibit 3.2(c) (the “Escrow Agreement”).

(d)           Seller will execute and deliver certificates of title with respect to all titled property which is included in the Purchased Assets.

(e)           Seller will deliver payoff letters and releases of all encumbrances on any of the Purchased Assets, including, all required UCC-3 termination statements or other evidences of discharge satisfactory to Buyer.

(f)                                    Seller will deliver a copy of Seller’s articles of incorporation and bylaws, certified as a true and correct copy by Seller’s secretary (or other authorized officer).

(g)                                 Seller will deliver a certificate of standing showing that Seller is duly incorporated, validly existing and in good standing in the state of Delaware as of a date within five (5) business days of the Closing Date.

(h)                                 Seller will deliver certified resolutions of Seller’s board of directors and the Shareholder’s managers approving the Transactions and the execution, delivery and performance of this Agreement and the Related Agreements to which Seller is a party.

(i)                                     Seller will have provided Buyer evidence that all Seller Consents have been obtained or given in accordance with this Agreement.

(j)                                     Seller will execute and deliver to Buyer a certificate stating that the conditions set forth in Section 8.1(a), (b) and (c) have been satisfied.

3.3                               Closing Deliveries of Buyer.

At the Closing, Buyer shall, in addition to other items specified elsewhere in this Agreement, take the following actions:

(a)                                  Buyer will pay the Cash Purchase Price in accordance with Section 2.5.

(b)                                 Buyer will pay the Adjustable Cash Purchase Price in accordance with Section 2.5.

(c)                                  Buyer will execute and deliver the Assignment and Assumption Agreement.

(d)                                 Buyer will execute and deliver the Escrow Agreement.

(e)                                  Buyer will execute and deliver a New Jersey resale exemption certificate for the purchase of the Inventory.

(f)                                    Buyer will deliver a copy of Buyer’s articles of incorporation and bylaws, certified as a true and correct copy by Buyer’s secretary (or other authorized officer).

(g)                                 Buyer will deliver governmental certificates showing that Buyer is duly organized, validly existing and in good standing in the state of New Jersey as of a date within five (5) business days of the Closing Date.

(h)                                 Buyer will deliver certified resolutions of Buyer’s board of directors approving the Transactions and the execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party.

(i)                                     Buyer will execute and deliver to Seller a certificate stating that the conditions set forth in Section 8.2(c) and (d) have been satisfied.

4.                                      Representations and Warranties of Seller.

Seller represents and warrants to Buyer that the statements made in this Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the schedules to be delivered by Seller to Buyer upon execution of this Agreement by Seller and Buyer.

4.1                               Organization; Power and Authority; Authorization; Due Execution; No Conflicts.

(a)                                  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.  Seller has the requisite corporate power and authority to (i) own and operate the Purchased Assets, (ii) carry on the Business as it is presently being conducted, (iii) enter into this Agreement and the Related Agreements to which it is a party, and (iv) consummate the Transactions.

(b)                                 This Agreement and the Related Agreements to which Seller is a party have been duly authorized by Seller and by all necessary corporate action on the part of Seller, and no other proceedings are necessary on the part of Seller to authorize the execution, delivery and performance of this Agreement and the Related Agreements.  This Agreement and the Related Agreements to which Seller is a party, when executed and delivered, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at Law or in equity).

(c)                                  Seller’s execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions by Seller do not and will not conflict with, result in a violation or breach of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of Seller under, or result in any loss of any material benefit to which Seller is entitled, or result in the creation or imposition of any lien upon any of the Purchased Assets, under the terms of (i) Seller’s articles of incorporation or bylaws, (ii) any Law applicable to Seller or binding on the Purchased Assets, or (iii) any agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which Seller is a party or by which Seller or the Purchased Assets may be bound, except, in the case of (ii) and (iii) above, as would not reasonably be expected to have a Material Adverse Effect.

4.2                               Title to and Condition of Purchased Assets.

(a)                                  Seller has, and at the Closing Buyer will receive, good, valid and marketable title or license to each and all of the Purchased Assets, free and clear of all security interests, mortgages, liens (statutory or otherwise), pledges, charges, imperfections of title, restrictions, prior assignments, easements, leases, licenses or sublicenses, options, rights of first refusal or first offer and encumbrances of any nature (including any conditional sale of other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device), except for the liens, encumbrances and leases identified on Schedule 4.2(a) to this Agreement.

(b)                                 The Purchased Assets constitute all material properties, assets and rights used in the conduct of the Business. The tangible Purchased Assets are in good operating condition (subject to normal wear and tear and routine maintenance), and are suitable for the purposes for which they are presently used.

(c)                                  The Inventory was acquired and has been maintained in the ordinary course of business and consists of items of a quality useable or saleable in the ordinary course of business.

4.3                               Claims; Litigation; Compliance with Laws.

(a)                                  Except as set forth on Schedule 4.3, there are no material actions, suits, proceedings, orders, judgments, decrees or investigations before or by any Governmental Authority, pending or, to Seller’s knowledge, threatened against (i) Seller or the Business, (ii) any of the Purchased Assets or (iii) Seller’s ability to consummate the Transactions.

(b)                                 Seller does not own, and is not operating, the Business or the Purchased Assets, and Seller is not carrying on or conducting the Business, in violation of any Law presently in effect which has or would reasonably be expected to have a Material Adverse Effect.

4.4                               Permits; Licenses.

Schedule 4.4 sets forth all material Permits Seller has with respect to the Business or the Purchased Assets (other than Permits that relate specifically to the operation of the Business at Seller’s Hackettstown, New Jersey facility (“Seller’s Facility”)).  Except as set forth on Schedule 4.4, Seller has all Permits required under any Law for the operation of the Business and the ownership and operation of the Purchased Assets, except where such failure to hold a Permit would not reasonably be expected to have a Material Adverse Effect or where such Permits relate specifically to the operation of the Business at Seller’s Facility.  Except as set forth on Schedule 4.4, Seller is in compliance in all material respects with all Permits, and to Seller’s Knowledge, Seller is neither in default nor has it received any written notice of any claim of default with respect to any such Permit, except where such a default or notice relates specifically to the operation of the Business at Seller’s Facility.

4.5                               Assigned Agreements.

Except as set forth on Schedule 4.5, each of the Assigned Agreements is valid, binding and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at Law or in equity).  Except as set forth on Schedule 4.5, Seller is not, and, to Seller’s Knowledge, no other party is, in breach or default under the Assigned Agreements nor has any such default been asserted by any such party in writing.

4.6                               Proprietary Rights.

Schedule 4.6 contains a list of all Proprietary Rights that are included in the Purchased Assets.  To Seller’s Knowledge, the Proprietary Rights listed on Schedule 4.6 do not infringe, violate or constitute an unauthorized use or misappropriation of any rights of any Person. As of the date hereof, Seller is not the subject of any pending or, to Seller’s Knowledge, threatened legal proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any such Proprietary Rights by any Person against Seller or challenging the ownership, use, validity or enforceability of any such Proprietary Rights.

4.7                               Taxes.

Except as set forth in Schedule 4.7:

(a)                                  All Tax Returns of Seller relating to the Business or the Purchased Assets, have been duly and timely filed or have been duly and timely extended in accordance with applicable Laws, and such Tax Returns are true, correct and complete and correctly reflect (or, in the case of Tax Returns to be filed, will correctly reflect) the facts regarding income, business, assets, operations, activities, status or other matters of Seller or other information required to be shown thereon.  All Taxes owed by Seller or relating to the Business or the Purchased Assets (whether or not shown on such Tax Returns) have been paid as of the Closing or will be paid when due and payable. There are no liens for Taxes upon any of the Purchased Assets.

(b)                                 No Tax audits or other administrative proceedings with respect to Taxes are pending with respect to Seller, the Business or the Purchased Assets. Seller has not received any written notice of deficiency or assessment from any Governmental Authority responsible for Taxes with respect to Liabilities for Taxes which have not been fully paid or finally settled.

(c)                                  Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(d)                                 No waiver of any statute of limitations with respect to Taxes relating to the Purchased Assets or the Business, is currently in effect.  There has not been any agreement to an extension of time made with respect to a Tax assessment or deficiency with respect to Taxes of Seller, or relating to the Purchased Assets or the Business.

4.8                               Environmental Matters.

Except as set forth on Schedule 4.8, to Seller’s Knowledge, Seller has not used any of the Purchased Assets to produce, generate, store, handle, transport or dispose of any Hazardous Substance in violation of any Environmental Law.

4.9                               Consents.

Except as set forth on Schedule 4.9, no material consent, approval, authorization, license or order of, registration or filing with, or notice to, any Governmental Authority as of the Closing Date is necessary to be obtained, made or given by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the Transactions.

4.10                        Brokers.

Seller (i) has not dealt with any broker or finder in connection with the Transactions; (ii) has not caused or created any Liability to any broker in connection with the Transactions; and (iii) is not aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with the Transactions.

5.                                      Representations and Warranties of Buyer.

Buyer represents and warrants to Seller that the statements made in this Section 5 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

5.1                               Organization; Power and Authority; Authorization; Due Execution; No Conflicts.

(a)                                  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws the state of New Jersey.  Buyer has the requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the Transactions.

(b)                                 This Agreement and the Related Agreements to which Buyer is a party have been duly authorized by Buyer and by all necessary corporate action on the part of Buyer, and no other proceedings are necessary on the part of Buyer to authorize the execution, delivery and performance of this Agreement and such Related Agreements.  This Agreement and the Related Agreements to which Buyer is a party, when executed and delivered, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at Law or in equity).

(c)                                  Buyer’s execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions by Buyer do not and will not conflict with, result in a breach or violation of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of Buyer under, or result in any loss of any benefit to which Buyer is entitled, or result in the creation or imposition of any lien upon any assets or properties of Buyer under the terms of (i) Buyer’s articles of incorporation or bylaws, (ii) any Law applicable to Buyer or binding on its assets, or (iii) any agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which Buyer is a party or which Buyer or any of its assets or properties may be bound, except, in the case of (ii) and (iii) above, as would not reasonably be expected to have a material adverse effect on the consummation of the Transactions.

5.2                               Brokers.

Buyer (i) has not dealt with any broker or finder in connection with the Transactions; (ii) has not caused or created any Liability to any broker or finder in connection with the Transactions; or (iii) is not aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with the Transactions.

5.3                               Financial Ability.

Buyer has sufficient cash funds available to pay the Purchase Price, and Buyer’s payment of the Purchase Price will not render Buyer insolvent.

5.4                               Consents.

Except as set forth on Schedule 5.4, no material consent, approval, authorization, license or order of, registration or filing with, or notice to, any federal, state, local, foreign or other court, administrative agency or commission, other Governmental Authority or regulatory body or any other Person as of the Closing Date is necessary to be obtained, made or given by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the Transactions.

5.5                               WARN Act.

Buyer agrees that it will comply in all respects with the Federal Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) and any applicable state plant closing or mass layoff Laws or regulations.  Seller will terminate all of its employees affected by the Transactions prior to or at the Closing, regardless of whether Buyer might subsequently hire such employees.

6.                                      Buyer Acknowledgement.

6.1                               No Other Representations or Warranties.

(a)                                  Buyer acknowledges and agrees that neither Seller nor the Shareholder have made any representation or warranty, express or implied, as to the Business or the Purchased Assets or as to the accuracy or completeness of any information regarding either the Business or the Purchased Assets furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement.  Except as expressly set forth in this Agreement, neither Seller nor the Shareholder shall have or be subject to any Liability to Buyer or any party resulting from the distribution to Buyer, or Buyer’s use of or reliance on, any such information, documents or material made available to Buyer in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.

(b)                                 Buyer  acknowledges that as of the date hereof, it has been given the opportunity to inspect, analyze, review and evaluate all of the Purchased Assets as it and its representatives have deemed necessary, subject to the terms hereof.  Except as otherwise specifically set forth in this Agreement, the Purchased Assets are furnished at the Closing “AS

IS,” “WHERE IS” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4.2, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.                                      Covenants.

7.1                               Conduct Through the Closing Date.

Except as otherwise contemplated by this Agreement, or with written consent of Buyer (which consent will not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing Date, Seller will use its commercially reasonably efforts to:

(a)                                  conduct the Business in the ordinary course of business as historically conducted;

(b)                                 not dispose of any of the Purchased Assets material to the operation of the Business (other than in the ordinary course of business) and maintain the Purchased Assets in substantially the same operating condition and repair, ordinary wear and tear excepted, as the Purchased Assets are in on the date hereof;

(c)                                  not terminate or amend in any material respect any Assigned Agreement, except in the  ordinary course of business;

(d)                                 not mortgage or pledge any of the Purchased Assets, or create any Lien upon the Purchased Assets except for such liens set forth on Schedule 7.1(d) (the “Permitted Liens”); and

(e)                                  not agree in writing to do any of the foregoing.

7.2                               Bulk Sales Notification Requirements.

(a)                                  At least ten (10) days prior to the Closing Date, Buyer shall complete, execute and deliver to the State of New Jersey, Department of Treasury, Division of Taxation, a “Notification of Sale, Transfer, or Assignment in Bulk” form, unless Seller waives this requirement in writing.  Prior to the Closing, Buyer shall deliver evidence reasonably acceptable to Seller that Buyer has complied with the bulk sales requirements of the New Jersey, Department of Treasury, Division of Taxation.

(b)                                 At least ten (10) days prior to the Closing Date, Seller shall complete, execute and deliver to the State of New Jersey, Department of Treasury, Division of Taxation, an “Asset Transfer Tax Declaration” form, unless Buyer waives this requirement in writing.  Prior to the Closing, Seller shall deliver evidence reasonably acceptable to Buyer that Seller has complied with the bulk sales requirements of the New Jersey, Department of Treasury, Division of Taxation.

7.3                               Consents.

Prior to the Closing Date, Seller will use commercially reasonably efforts to obtain, in writing, all necessary governmental and third party approvals, licenses, permits and consents required in order to enable Seller to (i) authorize and approve this Agreement and the Related Agreements, and (ii) consummate the Transactions (the “Seller Consents”), including the items indicated on Schedule 4.9.

7.4                               Advice of Changes Prior to Closing.

Between the date of this Agreement and the Closing Date, the parties will promptly notify each other in writing of any fact which, if existing or known at the date of this Agreement, would have been required to be set forth in this Agreement or disclosed pursuant to this Agreement.  Seller shall give Buyer prompt written notice of any changes in any of the information contained in the representations and warranties made in Section 4 or elsewhere in this Agreement or the attached schedules which occurs at or prior to the Closing. No notice or disclosure provided by Seller pursuant to this Section 7.4, however, shall be deemed to amend or supplement any schedule hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant. Notwithstanding the foregoing, if, after receiving notice or obtaining knowledge of any information under the preceding sentence, Buyer chooses to consummate the Closing, then any misrepresentation, breach of warranty or beach of covenant arising therefrom will be deemed irrevocably waived without remedy.

7.5                               Notice of Litigation.

Each party shall promptly notify the other in writing if it receives any notice, or otherwise becomes aware, of any action or proceeding instituted or threatening before any court or Governmental Authority by any third party to (i) restrain or prohibit, or obtain damages in respect of this Agreement, (ii) prevent the consummation of the sale and purchase of the Purchased Assets or any other transactions contemplated by this Agreement or the Related Agreements, (iii) cause the sale and purchase of the Purchased Assets or any of the other transactions contemplated by this Agreement or the Related Agreements to be rescinded following consummation, or (iv) affect adversely the right of Buyer to own the Purchased Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling or charge will be in effect).

7.6                               Access to Records; Inspection.

From the date of this Agreement through the Closing Date, Buyer and its counsel, accountants and other representatives will be given full access, upon reasonable notice to Seller and during Seller’s normal business hours (or such other times designated by Seller), to all of the premises, personnel, financial and operating data, books, Tax Returns, contracts, commitments and records of Seller relating to the Business and the Purchased Assets.

7.7                               Exclusivity.

Unless this Agreement is terminated pursuant to Section 9, Seller shall not, directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person

(other than Buyer in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of Seller, (b) merger or consolidation involving Seller, (c) purchase or sale of any Purchased Assets or capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of Seller, except for sales of Inventory in the ordinary course of business consistent with past practice, or (d) similar transaction or business combination involving Seller or the Purchased Assets (each of the foregoing transactions described in clauses (a) through (d), a “Company Transaction”) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer) to do or seek to do any of the foregoing.  Seller agrees to notify Buyer immediately if any Person makes any written proposal, offer or inquiry with respect to a Company Transaction.

7.8                               Litigation Support.

(a)                                  In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (including any audit relating to Taxes) in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to the Purchased Assets or the Business, the other party (and its counsel) will cooperate with the contesting or defending party and its counsel, in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 10).

(b)                                 Each party agrees to (i) furnish or cause to be furnished to other party, at the expense of the requesting party, as promptly as practicable, such information and assistance relating to the Business or Purchased Assets as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer of any governmental or regulatory inquiry relating to Tax matters, (ii) retain and provide to the requesting party all records (or copies thereof) and other information that may be reasonably relevant to any such Tax Return, audit, or examination, proceeding, or determination, and (iii) provide the requesting party with any final determination of any such audit, or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the requesting party for any Tax period.  Without limiting the generality of the foregoing, each party will retain, until the expiration of the applicable statute of limitation (including any extensions thereof) copies of all Tax Returns (other than income, franchise or similar Tax Returns), and any supporting work schedules and other records, relating to the Purchased Assets or Business for any Tax period (or the portion thereof) ending on or before the Closing.

8.             Conditions Precedent to the Parties Obligations to Close.

8.1          Buyer’s Conditions Precedent.

Buyer’s obligations under this Agreement are subject to the satisfaction at or before the Closing Date of each of the following conditions (the fulfillment of any of which may be waived in writing by Buyer):

(a)           All terms, covenants and conditions of this Agreement to be complied with or performed by Seller prior to or on the Closing Date will have been complied with and performed by Seller, including Seller’s timely taking of all actions and delivery of all documents required to be taken and delivered by it under this Agreement (under Section 3.2 or otherwise) and any Related Agreement to which Seller is a party.

(b)           All representations, warranties, disclosures and statements of Seller contained in this Agreement and any Related Agreement to which Seller is a party will be true and complete in all material respects (except for those qualified as to materiality, which shall be true and complete in all respects) as of the date of this Agreement and the Closing Date.

(c)           There will not have been or occurred any event, change, occurrence or circumstance affecting the Purchased Assets that has had or would reasonably be expected to have a Material Adverse Effect.

8.2          Seller’s Conditions Precedent.

Seller’s obligations under this Agreement are subject to the satisfaction at, or prior to, the Closing Date of the following conditions precedent (the fulfillment of any of which may be waived in writing by Seller):

(a)           Seller shall have obtained all Seller Consents.

(b)           Any required noticed under the WARN Act, or any applicable state plant closing or mass layoff Laws or regulations, required to be sent by Seller has become effective so Seller does not have any Liability under the WARN Act, or any applicable state plant closing or mass layoff Laws or regulations.

(c)           All terms, covenants and conditions of this Agreement to be complied with or performed by Buyer prior to or on the Closing Date will have been complied with and performed by Buyer, including Buyer’s timely taking of all actions and delivery of all documents required to be taken and delivered by it under this Agreement (under Section 3.2 or otherwise) and any Related Agreement to which it is a party.

(d)           The representations, warranties, disclosures and statements of Buyer contained in this Agreement and any related agreement to which Buyer is a party will be true and complete in all material respects (except for those qualified as to materiality, which shall be true and complete in all respects) as of the date of this Agreement and on the Closing Date.

8.3          Mutual Condition Precedent.

Unless waived in writing by each party, it will be a further condition to the consummation of the Transactions that no litigation will have been commenced or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent the consummation of the sale and purchase of the Purchased Assets or any other transactions contemplated by this Agreement or the Related Agreements, (ii) cause the sale and purchase of the Purchased Assets or any of the other transactions contemplated by this Agreement or the Related Agreements to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Purchased Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling or charge will be in effect).

9.             Termination.

This Agreement may be terminated at any time before the Closing as follows:

(a)           At the election of Buyer, by written notice to Seller, if (i) any of Buyer’s conditions precedent to the Closing, as specified Section 8.1 or 8.3, has not been satisfied or waived as of the Closing Date, or (ii) the Closing Date has not occurred by March 31, 2009.

(b)           At the election of Seller, by written notice to Buyer, if (i) any of Seller’s conditions precedent to the Closing, as specified Section 8.2 or 8.3, has not been satisfied or waived as of the Closing Date, or (ii) the Closing Date has not occurred by March 31, 2009.

(c)           If this Agreement terminates in accordance with this Section 9, it will be null and void and have no further force or effect, except that each party will have the right to sue the other for the breach of this Agreement. The parties’ rights under this Section 9 are cumulative and are in addition to the other rights and remedies available to them under any other provision of this Agreement, any other agreement or applicable Law.

10.          Indemnification.

10.1        Indemnification by Seller and the Shareholder.

Regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer or any of its directors, officers, employees, representatives, agents, attorneys, accountants, or consultants may have, Seller and the Shareholder, jointly and severally, shall indemnify, defend and hold harmless Buyer and each of its Affiliates, shareholders, directors, officers, employees, agents, accountants, attorneys and representatives (collectively, with Buyer, the “Buyer Indemnified Parties”) from and against any demand, claim, action, cause of action, damage, Liability, loss, cost, debt, deficiency, expense, obligation, Tax, assessment, public charge, lawsuit, contract, agreement, and undertaking of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated, and whether or not asserted by a third party (including, interest, penalties, additional federal, state or local Taxes, reasonable attorneys’ fees and other costs and expenses incident to this transaction or proceedings or investigations or the defense of any claim, whether or not litigation has commenced) (“Losses”) arising out of, resulting from, or relating to any of the following:

(a)           any breach by Seller of any of its representations and warranties made in this Agreement or any other agreement or instrument delivered by Seller pursuant to this Agreement;

(b)           any breach by Seller of any of its covenants or agreements made in this Agreement or any other agreement or instrument delivered by Seller pursuant to this Agreement;

(c)           any Excluded Liability or Excluded Asset; and

(d)           any Taxes of Seller or Taxes related to the Purchased Assets or the Business for periods (or portions thereof) ending on or before the Closing Date.

10.2        Indemnification by Buyer.

Buyer shall indemnify, defend and hold harmless Seller, and each of its Affiliates, shareholders, directors, officers, employees, agents, accountants, attorneys and representatives from and against any Losses arising out of, resulting from, or relating to any of the following:

(a)           any breach by Buyer of any of its representations and warranties made in this Agreement or any other agreement or instrument delivered by Buyer pursuant to this Agreement;

(b)           any breach by Buyer of any of its covenants or agreements made in this Agreement or any other agreement or instrument delivered by Buyer pursuant to this Agreement; and

(c)           any Taxes of Buyer or Taxes related to the Purchased Assets for periods (or portions thereof) commencing after the Closing Date.

10.3        Indemnification Procedures.

In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is prejudiced as a result of such failure to give notice.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all Liability with respect to such claim or litigation.

10.4        Survival of Indemnification Obligations.

The indemnities provided in this Section 10 shall survive the Closing, except that:

(a)           All representations and warranties contained in this Agreement shall survive the Closing for a period of six (6) months and then expire except for written claims made prior to such expiration, and except as otherwise expressly provided below.

(b)           All representations and warranties regarding taxes (contained in Section 4.7) shall survive until sixty (60) days following the expiration of the applicable statute of limitations period.

(c)           All representations and warranties regarding authority to enter into this Agreement (contained in Sections 4.1 and 5.1) and Seller’s title to the Purchased Assets (contained in Section 4.2(a)) shall survive indefinitely.

10.5        Limitation of Indemnification; Other Indemnification Matters.

(a)           No Indemnifying Party will be required to indemnify the other party or pay or assume any claims with respect to a breach of a representation or warranty under Section 10.1(a) or 10.2(a), as the case may be, until the Indemnified Party incurs, is exposed to, or has paid Losses with respect to such claims for indemnification which, but for this Section 10.5, would require indemnification or payment or reimbursement by the Indemnifying Party in an amount in excess of $250,000 in the aggregate (the “Basket”); provided, however, that when such party is exposed to, has paid, or has incurred expenses or claims with respect to such claims for indemnification which, except for the immediately preceding sentence, exceed the Basket, then such party shall be entitled to be reimbursed by the Indemnifying Party only for the amount of such claim in excess of the Basket.  The aggregate Liability of Seller for indemnification obligations described in Section 10.1(a) shall not exceed $1,250,000.

(b)           None of the parties will have any Liability to another party under this Section 10 for any Loss to the extent (i) such Loss relates to a Liability or matter with respect to which the aggrieved party has made recovery from a Person other than another party to this Agreement (to the extent of such recovery), (ii) such Loss would not have arisen but for a voluntary act or omission after the Closing by the aggrieved party or at the request of the aggrieved party, or (iii) such Loss relates to any breach or inaccuracy of any representation or warranty by the other party of which the aggrieved party had knowledge immediately before the Closing, including, without limitation, any matter disclosed on the schedules attached hereto.

(c)           No party shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.  In no event shall Buyer be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, unless such Losses are actually received by a third party.

(d)           If any party makes any indemnification payment by reason of the Transactions contemplated by this Agreement or under any other theory of recovery, such party shall be subrogated, to the extent of such payment and to the extent permitted by Law, to any rights and remedies of the aggrieved party to recoup amounts paid from third parties with respect to the matters giving rise to indemnification hereunder.

(e)           Except as expressly set forth in a Related Agreement, the parties’ sole and exclusive remedies with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10; provided that nothing in this Section 10 will limit rights or remedies expressly provided for in any other agreement executed pursuant to this Agreement or rights or remedies which, as a matter of applicable Law or public policy, cannot be limited or waived.

(f)            The amount of any and all Losses under this Section 10 shall be determined net of any amounts recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses.

11.          Post-Closing Transfer of Purchased Assets.

Following the Closing Date, Buyer shall have sixty (60) days (the “Removal Period”) to remove the Purchased Assets from Seller’s Facility without being responsible to pay Seller any storage fees. If Buyer maintains the Purchased Assets at Seller’s Facility beyond the Removal Period, Buyer shall elect to use the Seller’s Facility for an additional period of thirty (30) days (the “Extension Period”).  Buyer may renew the Extension Period for successive periods of thirty (30) days (each an “Extension Period”); provided that the total Extension Periods do not exceed 180 days after the Closing Date.  For each Extension Period, Buyer shall pay Seller in advance an amount equal to $4.50 per square foot that Buyer uses of the Seller’s Facility, which includes Taxes, insurance, ordinary maintenance costs and utility costs relating to the Seller’s Facility (the “Storage Fee”).  This Storage Fee is based on Buyer’s estimated use of approximately 20,000 square feet.  Without the prior written consent of Seller, Buyer may not use more than 25,000 square feet of the Seller’s Facility.  During each Extension Period, Buyer shall be obligated to pay Seller for all extraordinary costs and damages to Seller’s Facility resulting from Buyer’s short term occupancy of Seller’s Facility, and Buyer’s use of Seller’s Facility shall be limited to storage of the Purchased Assets.  To the extent Buyer desires to occupy Seller’s Facility for more than 180 days after the Closing Date, Buyer and Seller may separately negotiate the terms for such additional occupancy.  At all times, Buyer shall be responsible to pay for all costs associated with the removal of the Purchased Assets from Seller’s Facility, including any necessary repairs to Seller’s Facility arising from or relating to the removal of the Purchased Assets.  Buyer shall fully indemnify and save Seller harmless from any and all Liabilities which may be incurred by Seller arising out of Buyer’s use of Seller’s Facility, including any injuries to person or property.   If Seller notifies Buyer that a third party is interested in leasing substantially all of the space within the Seller’s Facility, then Buyer will use its best efforts to expedite Buyer’s departure from the Seller’s Facility.

12.          Miscellaneous.

12.1        Expenses.

Except as otherwise provided in this Agreement, each party will pay its own expenses incident to the preparation and carrying out of this Agreement, any due diligence, and the Transactions, including all fees of counsel, accountants, investment bankers and other experts.

12.2        Assignment.

  This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.  No party may assign its rights, privileges or obligations under this Agreement without the prior written consent of the other party, and any attempted assignment without the written consent of the other party will be void.

12.3        Notice.

Any notice or communication under this Agreement will be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, delivered by a recognized overnight courier service, or transmitted via facsimile with confirmation receipt of such notice, addressed as follows:

If to Seller:	COMPAC CORPORATION
c/o TRIMAS COMPANY LLC
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48034
Attn: Joshua Sherbin
Fax No.: (248) 631-5502

With a copy to:	Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attention: Donald J. Kunz
Fax: (313) 465-7455

If to the Shareholder:	TRIMAS COMPANY LLC
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48034
Attn: Joshua Sherbin
Fax No.: (248) 631-5502

With a copy to:	Honigman Miller Schwartz and Cohn LLP

2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attention: Donald J. Kunz
Fax: (313) 465-7455

If to Buyer:	LAMTEC Corporation
700 Bartley-Chester Road, P.O. Box 37
Flanders, New Jersey 07836-0037
Attn: Mr. John Post, President

With a copy to:	McFall, Layman & Jordan, P.C.
134 Broadway
Bangor, PA 18013
Attn: David J. Jordan Jr.
Fax No.: (610) 588-3455

or to such other address as may be furnished in writing by either party in the preceding manner.

12.4        Entire Agreement.

This Agreement and the confidentiality provisions set forth in the letter agreement dated June 18, 2008, between Buyer and the TriMas Corporation, a Delaware corporation (the “Parent”) (the “Confidentiality Provisions”) constitute the entire agreement between the parties with respect to the subject matter of this Agreement.  The Confidentiality Provisions shall terminate and shall be of no further force or effect effective upon the Closing Date.  No waiver, amendment or other modification of this Agreement will be valid unless evidenced by a writing signed by the party or parties whose rights or obligations are affected by such waiver, amendment or modification.

12.5        Press Releases and Announcements.

Except for any public disclosure which either party in good faith believes is required by applicable Laws (in which case, if practicable, the disclosing party will give the other party an opportunity to review and comment upon such disclosure before it is made):

(a)           prior to the Closing, no press releases related to this Agreement or the Transactions or other announcements generally to the employees, customers or other Persons having business relationships with Seller (it being understood that Buyer will have the right to contact such Persons in connection with their investigation of the Business and Seller with the prior written approval of Seller) will be issued or made without the mutual approval of Seller and Buyer; and

(b)           after the Closing, Seller will not make any press release or other public announcement of or with respect to this Agreement or the Transactions without Buyer’s written consent.

12.6        Interpretation.

(a)           This Agreement is being entered into among competent and experienced business persons, represented by counsel, and have been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

(b)           Any statement under this Agreement made by Seller to its knowledge will be deemed to have been made to the actual conscious awareness of Lynn Brooks.

(c)           The captions and headings contained in this Agreement are solely for convenience of reference and will not affect the interpretation of any provision of this Agreement.

(d)           All references in this Agreement to section numbers, schedules or exhibits are references to the sections in, or schedules or exhibits to, as applicable, this Agreement.

12.7        Severability.

If any provision of this Agreement is determined to be contrary to law or unenforceable by any court of law, the provision will be reformed to provide the maximum expression of the intent of the parties permissible under law.

12.8        Counterparts and Effectiveness.

This Agreement may be executed in counterparts (each of which shall be deemed an original, but all of which take together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmissions shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

12.9        Applicable Law.

This Agreement will be construed in accordance with and governed by the laws of the State of Michigan without giving effect to principles of conflicts of law.  Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement shall bring the legal action or proceeding in the United States District Court for the Eastern District of Michigan or in any court of the State of Michigan sitting in Oakland County, Michigan. Each party waives, to the fullest extent permitted by law, any objection that it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement and any claim that any action or proceeding has been brought in an inconvenient forum.  Each party submits and consents to the exclusive jurisdiction of such courts, along with their respective appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Agreement.

12.10      No Third Party Beneficiary.

This Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give any Person other then the parties hereto any legal or equitable rights hereunder.

                The parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER

LAMTEC CORPORATION

By:	s/s John Post
Name:	John Post
Its: President

SELLER

COMPAC CORPORATION

By:	/s/ Joshua A. Sherbin
Name:	Joshua A. Sherbin
Its: Secretary

SHAREHOLDER

TRIMAS COMPANY LLC

By:	/s/ Grant H. Beard
Name:	Grant H. Beard,
Its: President and CEO of TriMas
Corporation, its sole member